Exhibit 99.1

Contact:

Eric Slusser, Chief Financial Officer

Ben Bier, Vice President, Investor Relations

(314) 810-3115

investor.relations@express-scripts.com

Express Scripts Announces 2016 First Quarter Results;

Increases 2016 Guidance Range: Raises Mid-Point;

Provides 2016 Second Quarter Guidance

ST. LOUIS, April 25, 2016 — Express Scripts Holding Company (Nasdaq: ESRX) announced 2016 first quarter net income of $526.1 million, or $0.81 per diluted share. 2016 first quarter adjusted earnings per diluted share, as detailed in Table 4, was $1.22.1

“Our strong financial results are built upon a foundation of client alignment, patient care and financial discipline,” said George Paz, CEO. “It has been a privilege to lead Express Scripts and I am proud of what we have accomplished together for our clients, patients, employees and shareholders. Our Board of Directors unanimously selected Tim Wentworth as our new CEO based on his deep understanding of our industry, commitment to patient care and passion for our employees and our mission. I am confident Tim and his leadership team will continue to keep Express Scripts positioned to deliver long-term growth and shareholder value.”

“The need for what Express Scripts does – improving patient outcomes while controlling client healthcare costs – has never been greater than it is today, and our solutions, expertise and unique business model of client alignment are all in demand,” said Tim Wentworth, President. “Express Scripts uniquely brings together specialized care, data insights, innovative solutions and bold actions to comprehensively solve the most significant challenges payers face.”

Mr. Paz will retire as CEO on May 4 and stay on as Chairman of the Company. Mr. Wentworth will assume the role of CEO on May 4.

First Quarter 2016 Review

The following compares first quarter 2016 and 2015 operating results:

•	Adjusted claims of 323.5 million, up 5% – See Table 1

•	EBITDA of $1,460.0 million, down 3% from 2015 adjusted EBITDA – See Table 3

•	EBITDA per adjusted claim of $4.51, down 8% from 2015 adjusted EBITDA per adjusted claim – See Table 3

•	GAAP net income of $526.1 million, up 19%

•	Adjusted net income of $791.4 million, down 2% – See Tables 5 and 5A

[1]	All net income, earnings per share, EBITDA, adjusted EBITDA, EBITDA per adjusted claim, adjusted EBITDA per adjusted claim, adjusted net income and adjusted earnings per share amounts are presented as attributable to Express Scripts, excluding non-controlling interest representing the share allocated to members of our consolidated affiliates.

•	GAAP diluted earnings per share of $0.81, up 35%

•	Adjusted diluted earnings per share of $1.22, up 11% - See Table 4

•	Net cash flow provided by operating activities of $751.2 million, up 167%

First quarter results are in-line with management expectations. The anticipated lower EBITDA and profitability per adjusted claim relative to the first quarter of 2015 is primarily a result of: (i) the expected transition of the Catamaran business (as a result of acquisition) at the end of 2015 and into 2016, of which the primary services provided were formulary management and manufacturer rebate services with no associated claims; (ii) the expected roll off of the Coventry Medicare business (as a result of acquisition) on January 1, 2016; and (iii) with respect to lower profitability per adjusted claim, the renewal of our second largest client beginning in May 2015, which initially results in lower margins.

In addition and in accordance with applicable accounting guidance, due to the sequence of recent events regarding our discussions with Anthem, culminating in the filing of the lawsuit on March 21, 2016, we felt it prudent to consider the likelihood of either non-renewal or renewal on substantially different terms had increased such that, beginning in March 2016, we began amortizing our agreement with Anthem over the remaining term of the contract (i.e. using a life of 10 years from the time the agreement was executed in 2009). Previously, we amortized the agreement over 15 years. Therefore, the intangible asset amortization associated with the Anthem agreement will run through the remaining term of the contract at the end of 2019, reducing the previous amortization period by 5 years. This change increases the quarterly intangible asset amortization by approximately $32.0 million and has no impact on EBITDA.

Including the impacts of the foregoing, the Company continues to expect 2016 EBITDA to be in the range of $7,230.0 million to $7,430.0 million, representing growth of 3% to 5% over 2015 adjusted EBITDA. Additional details on the 2016 guidance are below. The performance of the Company’s core PBM business is strong and profitability is projected to improve in the back-half of the year as new business and benefit design changes that occurred with many clients on January 1st drive greater utilization of our cost saving solutions. The 2016 first quarter results and full year guidance reflect no integration costs.

In January 2016, the Company settled the accelerated share repurchase (“ASR”) program announced in April 2015, and received 9.1 million additional shares, resulting in a total of 64.2 million shares repurchased under the program.

In February 2016, the Company issued senior notes consisting of: $500.0 million aggregate principal amount of 3.300% senior notes due 2021 and $1,500.0 million aggregate principal amount of 4.500% senior notes due 2026. The Company used the proceeds to repay 3.125% senior notes due 2016 (which were fully redeemed by April 2016), enter into an ASR program and for general corporate purposes.

In February 2016, the Company entered into an agreement to repurchase shares of common stock for an initial payment of $2,800.0 million under an ASR program. Upon payment of the initial payment, the Company received 32.1 million shares of common stock, which based on the closing share price of the Company’s common stock on February 25, 2016, represented approximately 80% of the $2,800.0 million initial payment. The ASR program is expected to be completed in the third quarter of 2016.

2016 Guidance

The Company increased 2016 adjusted earnings per diluted share guidance from a range of $6.10 to $6.28 to a range of $6.31 to $6.43. The guidance range represents growth of 14% to 16% over 2015. Consistent with 2015, the Company expects revenues related to a large client contract will be realized in the second quarter due to the structure of the contract. Additional details on this guidance can be found in Table 6 including items excluded from this range.

The following table compares the current 2016 guidance to previous 2016 guidance:

(in millions, except per share data)		Table 6 2016 Current Range	Table 6 2016 Previous Range
Total adjusted claims	Table 1	1,255 to 1,295	1,255 to 1,295
Adjusted SG&A	Table 2	$1,905 to $1,985	$1,905 to $1,985
EBITDA	Table 3	$7,230 to $7,430	$7,230 to $7,430
Diluted weighted average shares*		635 to 645	645 to 665
Adjusted diluted earnings per share	Table 4	$6.31 to $6.43	$6.10 to $6.28

*Incorporates assumptions regarding future share repurchases upon settlement of the February 2016 ASR program (expected to settle in the third quarter of 2016), along with potential financing activities in the second half of 2016.

The Company expects the following for the second quarter of 2016:

		Table 6 Estimated Quarter Ending June 30, 2016 (in millions, except per share data)	Year-Over-Year Change
Total adjusted claims	Table 1	312 to 322	(3%) to flat
Adjusted diluted earnings per share	Table 4	$1.55 to $1.59	8% to 10%

2016 Business Outlook

The Company’s retention rate for the 2016 selling season is expected to be in the range of 95% - 98%, excluding the impact of the remaining Coventry business rolling off in 2017, representing approximately 1% of claims. “Commitment to Express Scripts’ mission and our strong financial legacy positions us to serve clients and patients and deliver another strong retention year,” said Tim Wentworth, President.

About Express Scripts

Express Scripts puts medicine within reach of tens of millions of people by aligning with plan sponsors, taking bold action and delivering patient-centered care to make better health more affordable and accessible.

Headquartered in St. Louis, Express Scripts provides integrated pharmacy benefit management services, including network-pharmacy claims processing, home delivery pharmacy care, specialty pharmacy care, specialty benefit management, benefit-design consultation, drug utilization review, formulary management, and medical and drug data analysis services. Express Scripts also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services.

For more information, visit Lab.Express-Scripts.com or follow @ExpressScripts on Twitter.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements, including, but not limited to, our full year and second quarter 2016 guidance and our statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ materially from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements can be found in Management’s Discussion and Analysis of Financial Condition and Results of Operations and Item 1A – “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on February 16, 2016. A copy of this document can be found at the Investor Information section of Express Scripts’ web site at http://www.express-scripts.com/corporate.

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

EXPRESS SCRIPTS HOLDING COMPANY

Unaudited Consolidated Statement of Operations

	Three Months Ended March 31,
(in millions, except per share data)	2016	2015

Revenues(*)	$24,791.8	$24,899.6
Cost of revenues (*)	22,944.8	23,065.6

Gross profit	1,847.0	1,834.0
Selling, general and administrative	906.2	1,007.4

Operating income	940.8	826.6

Other (expense) income:
Interest income and other	8.8	5.3
Interest expense and other	(138.6)	(116.4)

	(129.8)	(111.1)

Income before income taxes	811.0	715.5
Provision for income taxes	278.8	268.4

Net income	532.2	447.1
Less: Net income attributable to non-controlling interest	6.1	6.0

Net income attributable to Express Scripts	$526.1	$441.1

Weighted-average number of common shares outstanding during the period:
Basic	645.0	728.4
Diluted	649.7	735.4

Earnings per share attributable to Express Scripts:
Basic	$0.82	$0.61
Diluted	$0.81	$0.60

(*)	Includes retail pharmacy co-payments of $2,541.0 million and $2,634.3 million for the three months ended March 31, 2016 and 2015, respectively.

EXPRESS SCRIPTS HOLDING COMPANY

Unaudited Consolidated Balance Sheet

(in millions)	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$1,771.1	$3,186.3
Receivables, net	6,758.4	6,721.3
Inventories	1,733.4	2,023.1
Prepaid expenses and other current assets	136.9	128.8

Total current assets	10,399.8	12,059.5
Property and equipment, net	1,259.7	1,291.3
Goodwill	29,278.6	29,277.3
Other intangible assets, net	10,026.5	10,469.7
Other assets	143.0	145.5

Total assets	$51,107.6	$53,243.3

Liabilities and stockholders’ equity
Current liabilities:
Claims and rebates payable	$8,956.4	$9,397.7
Accounts payable	3,681.8	3,451.8
Accrued expenses	2,390.1	2,659.4
Current maturities of long-term debt	2,208.6	1,646.4

Total current liabilities	17,236.9	17,155.3
Long-term debt	14,382.7	13,946.3
Deferred taxes	3,957.0	4,069.8
Other liabilities	681.8	691.4

Total liabilities	36,258.4	35,862.8

Stockholders’ equity:
Preferred stock, 15.0 shares authorized, $0.01 par value per share; no shares issued and outstanding	—	—
Common stock, 2,985.0 shares authorized, $0.01 par value; shares issued: 855.8 and 854.5, respectively; shares outstanding: 632.5 and 676.9, respectively	8.6	8.5
Additional paid-in capital	22,514.7	22,204.7
Accumulated other comprehensive loss	(7.7)	(14.0)
Retained earnings	8,922.9	8,396.8

	31,438.5	30,596.0

Common stock in treasury at cost, 223.3 and 177.6 shares, respectively	(16,597.4)	(13,223.2)

Total Express Scripts stockholders’ equity	14,841.1	17,372.8

Non-controlling interest	8.1	7.7

Total stockholders’ equity	14,849.2	17,380.5

Total liabilities and stockholders’ equity	$51,107.6	$53,243.3

EXPRESS SCRIPTS HOLDING COMPANY

Unaudited Consolidated Statement of Cash Flows

	Three Months Ended March 31,
(in millions)	2016	2015

Cash flows from operating activities:
Net income	$532.2	$447.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	525.3	556.7
Deferred income taxes	(112.8)	(114.2)
Employee stock-based compensation expense	27.9	26.9
Other, net	(3.7)	(32.2)
Changes in operating assets and liabilities:
Accounts receivable	(45.4)	129.8
Inventories	289.7	227.2
Other current and noncurrent assets	(8.1)	123.8
Claims and rebates payable	(441.4)	(559.9)
Accounts payable	229.0	(72.3)
Accrued expenses	(232.2)	(467.2)
Other current and noncurrent liabilities	(9.3)	15.7

Net cash flows provided by operating activities	751.2	281.4

Cash flows from investing activities:
Purchases of property and equipment	(82.6)	(48.3)
Other, net	2.8	(19.7)

Net cash used in investing activities	(79.8)	(68.0)

Cash flows from financing activities:
Treasury stock acquired	(3,109.2)	—
Proceeds from long-term debt, net of discounts	1,991.0	—
Repayment of long-term debt	(972.2)	(1,210.5)
Net proceeds from employee stock plans	11.1	48.8
Excess tax benefit relating to employee stock-based compensation	8.2	33.8
Other, net	(19.3)	(8.6)

Net cash used in financing activities	(2,090.4)	(1,136.5)

Effect of foreign currency translation adjustment	3.8	(3.7)

Net decrease in cash and cash equivalents	(1,415.2)	(926.8)
Cash and cash equivalents at beginning of period	3,186.3	1,832.6

Cash and cash equivalents at end of period	$1,771.1	$905.8

Table 1

Express Scripts Holding Company Unaudited Consolidated Selected Information

(in millions)

	Three Months Ended March 31,
	2016	2015
Claims Volume
Network	226.1	219.1
Home delivery and specialty (1)	30.3	30.2

Total claims	256.4	249.3

Adjusted network	234.7	219.1
Adjusted home delivery and specialty (1)	88.8	88.5

Total adjusted claims(2)	323.5	307.6

Depreciation and Amortization (D&A):
Revenue amortization(3)	$34.3	$23.8
Cost of revenues depreciation	28.9	46.7
Selling, general and administrative depreciation	53.1	77.2
Selling, general and administrative amortization(3)	409.0	409.0

Total D&A	$525.3	$556.7

Generic Fill Rate*
Network	85.9%	85.1%
Home delivery	79.8%	78.8%
Overall	85.2%	84.3%

Note: See Appendix for Footnotes

*	The home delivery generic fill rate is currently lower than the network generic fill rate as fewer generic substitutions are available among maintenance medications (e.g. therapies for chronic conditions) commonly dispensed from home delivery pharmacies compared to acute medications which are primarily dispensed by pharmacies in our retail networks.

Table 2

Calculation of Express Scripts Holding Company Unaudited Adjusted Gross Profit and SG&A

(in millions)

	Three Months Ended March 31,
	2016	2015
Gross profit, as reported	$1,847.0	$1,834.0
Amortization of intangible assets (3)	34.3	23.8
Transaction and integration costs (4)	—	54.7

Adjusted gross profit	$1,881.3	$1,912.5

Selling, general and administrative, as reported	$906.2	$1,007.4
Amortization of intangible assets (3)	409.0	409.0
Transaction and integration costs (4)	—	40.9
Legal settlement (5)	—	60.0

Adjusted selling, general and administrative	$497.2	$497.5

Note: See Appendix for Footnotes

The Company is providing adjusted gross profit and adjusted selling, general and administrative expenses excluding the impact of transaction, integration and certain other costs and amortization of intangible assets (which are non-GAAP financial measures) in order to compare the underlying financial performance to prior periods.

Table 3

Express Scripts Holding Company Unaudited EBITDA and Adjusted EBITDA Reconciliation

(in millions, except per claim data)

Provided below is a reconciliation of net income attributable to Express Scripts to EBITDA and Adjusted EBITDA attributable to Express Scripts. The Company believes net income is the most directly comparable measure calculated under U.S. GAAP.

	Three Months Ended March 31,
	2016	2015
Net income attributable to Express Scripts, as reported	$526.1	$441.1
Provision for income taxes (7)	278.8	268.4
Depreciation and amortization (3)*	525.3	556.7
Other expense, net	129.8	111.1

EBITDA attributable to Express Scripts, as reported	1,460.0	1,377.3
Transaction and integration costs (4)*	—	74.8
Legal settlement (5)	—	60.0

EBITDA/Adjusted EBITDA attributable to Express Scripts	$1,460.0	$1,512.1

Total adjusted claims(2)	323.5	307.6

EBITDA/Adjusted EBITDA attributable to Express Scripts, per adjusted claim	$4.51	$4.92

Note: See Appendix for Footnotes

The Company is providing EBITDA and adjusted EBITDA excluding the impact of certain charges (both of which are non-GAAP financial measures) in order to compare the underlying financial performance to prior periods.

EBITDA attributable to Express Scripts is earnings before income taxes, depreciation and amortization and other expense. EBITDA attributable to Express Scripts is presented because it is a widely accepted indicator of a company’s ability to service indebtedness and is frequently used to evaluate a company’s performance. EBITDA attributable to Express Scripts, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation of EBITDA attributable to Express Scripts may not be comparable to that used by other companies.

Adjusted EBITDA attributable to Express Scripts is a supplemental measurement used by analysts and investors to help evaluate overall operating performance. Adjusted EBITDA attributable to Express Scripts is calculated excluding transaction and integration costs recorded each year and a legal settlement as these charges are not considered an indicator of ongoing company performance.

EBITDA and Adjusted EBITDA attributable to Express Scripts per adjusted claim is calculated by dividing EBITDA and Adjusted EBITDA, as applicable, by the adjusted claim volume for the period. This measure is used as an indicator of EBITDA and Adjusted EBITDA, as applicable, attributable to Express Scripts performance on a per unit basis. EBITDA and Adjusted EBITDA, as applicable, attributable to Express Scripts, and, as a result, EBITDA and Adjusted EBITDA, as applicable, attributable to Express Scripts per adjusted claim, are each affected by the changes in claims volume between retail and home delivery and the relative representation of brand-name, generic and specialty pharmacy drugs, as well as the level of efficiency in the business.

*	Depreciation and amortization for the three months ended March 31, 2015 presented above includes $20.8 million of depreciation related to the integration of Medco Health Solutions, Inc. (“Medco”) which is not included in transaction and integration costs.

Table 4

Calculation of Express Scripts Holding Company Unaudited Adjusted Diluted EPS

	Three Months Ended March 31,
	2016	2015
	(per diluted share)

Diluted EPS attributable to Express Scripts, as reported	$0.81	$0.60

Excluding items indicated:
Transaction and integration costs (4)	—	0.08
Legal settlement (5)	—	0.05
Debt redemption costs (6)	0.01	—
Discrete tax items (7)	(0.03)	—
Amortization of intangible assets (3)	0.43	0.37

Diluted EPS attributable to Express Scripts, adjusted	$1.22	$1.10

Note: See Appendix for Footnotes

The Company is providing diluted EPS attributable to Express Scripts and adjusted diluted EPS attributable to Express Scripts excluding the impact of transaction, integration and certain other costs and amortization of intangible assets (which are non-GAAP financial measures) in order to compare the underlying financial performance to prior periods.

Table 5

Calculation of Express Scripts Holding Company Unaudited Adjusted Net Income and Adjusted Effective Income Tax Rate

(in millions)

	Three Months Ended March 31, 2016
	Income before income taxes	Provision for income taxes	Effective income tax rate
Income before income taxes, as reported	$811.0	$278.8
Net income attributable to non-controlling interest	(6.1)	—

Income before income taxes attributable to Express Scripts	804.9	278.8	34.6%

Excluding items indicated:
Debt redemption costs (6)	9.7	3.6
Discrete tax items(7)	—	19.7
Amortization of intangible assets(3)	443.3	164.4

Income before income taxes attributable to Express Scripts, as adjusted	$1,257.9	$466.5	37.1%

Adjusted net income attributable to Express Scripts		$791.4

Note: See Appendix for Footnotes

The Company is providing adjusted net income attributable to Express Scripts, net of tax and adjusted effective income tax rate attributable to Express Scripts excluding the impact of certain costs and amortization of intangible assets (which are non-GAAP financial measures) in order to compare the underlying financial performance to prior periods.

Table 5A

Calculation of Express Scripts Holding Company Unaudited Adjusted Net Income and Adjusted Effective Income Tax Rate

(in millions)

	Three Months Ended March 31, 2015
	Income before income taxes	Provision for income taxes	Effective income tax rate
Income before income taxes, as reported	$715.5	$268.4
Net income attributable to non-controlling interest	(6.0)	—

Income before income taxes attributable to Express Scripts	709.5	268.4	37.8%

Excluding items indicated:
Transaction and integration costs (4)	95.6	35.9
Legal Settlement(5)	60.0	22.5
Discrete tax items(7)	—	(2.3)
Amortization of intangible assets (3)	432.8	162.3

Income before income taxes attributable to Express Scripts, as adjusted	$1,297.9	$486.8	37.5%

Adjusted net income attributable to Express Scripts		$811.1

Note: See Appendix for Footnotes

The Company is providing adjusted net income attributable to Express Scripts, net of tax and adjusted effective income tax rate attributable to Express Scripts excluding the impact of transaction, integration and certain other costs and amortization of intangible assets (which are non-GAAP financial measures) in order to compare the underlying financial performance to prior periods.

Table 6

Express Scripts Holding Company Unaudited 2016 Guidance Information

	Estimated Year Ending December 31, 2016	Estimated Year Ending December 31, 2016
(in millions, except per share and per claim data)	Current Guidance	Previous Guidance

Adjusted Diluted EPS attributable to Express Scripts*	$6.31 to $6.43	$6.10 to $6.28
Year over year growth	14%-16%	10%-14%

Diluted EPS attributable to Express Scripts	$4.53 to $4.61	$4.46 to $4.60

Total adjusted claims	1,255 to 1,295	1,255 to 1,295

Adjusted selling, general and administrative**	$1,905 to $1,985	$1,905 to $1,985

Selling, general and administrative	$3,520 to $3,640	$3,515 to $3,635

Operating income***	$5,135 to $5,250	$5,245 to $5,360

EBITDA attributable to Express Scripts****	$7,230 to $7,430	$7,230 to $7,430

Diluted weighted average shares outstanding during the period	635 to 645	645 to 665

Net cash flow provided by operating activities	$4,600 to $5,100	$4,600 to $5,100

Estimated Three Months Ending June 30, 2016
(in millions, except per share and per claim data)	Current Guidance
Adjusted Diluted EPS attributable to Express Scripts*	$1.55 to $1.59
Year over year growth	8%-10%
Diluted EPS attributable to Express Scripts	$1.10 to $1.13
Total adjusted claims	312 to 322

GAAP items not included in guidance (*)

*	The Company is unable to reasonably estimate the charges, including discrete tax items, anticipated to be included in the list of GAAP items not included in such measure. Estimated 2016 Adjusted Diluted EPS attributable to Express Scripts excludes amortization of intangible assets per diluted share in the range of $1.78 to $1.82. Estimated three months ending June 30, 2016 Adjusted Diluted EPS attributable to Express Scripts excludes amortization of intangible assets per diluted share in the range of $0.45 to $0.46.
**	Estimated 2016 Adjusted selling, general and administrative excludes amortization of intangible assets in the range of $1,615 million to $1,655 million.
***	Change in Operating Income guidance is solely from the revision of the amortization schedule, in Q1 2016, for the intangible assets associated with the NextRx acquisition, from 15 years to the remaining term of the contract. See footnote 3.
****	Estimated 2016 EBITDA attributable to Express Scripts is estimated 2016 Adjusted Operating Income excluding depreciation and amortization in the range of $300 million to $350 million and includes net income attributable to non-controlling interest of $20 million to $25 million. Estimated 2016 Adjusted Operating Income is Operating Income excluding selling, general and administrative amortization of intangible assets in the range of $1,615 million to $1,655 million and revenue amortization of intangible assets of approximately $200 million.

Appendix

Footnotes

(1)	Includes home delivery, specialty and other including: (a) drugs distributed through patient assistance programs, (b) drugs distributed to clients of other PBMs under limited distribution contracts with pharmaceutical manufacturers and (c) Freedom Fertility claims.
(2)	Total adjusted claims (a) includes an adjustment to certain network claims to reflect an approximate 30-day equivalent fill and (b) reflects home delivery claims multiplied by 3, as home delivery claims typically cover a time period 3 times longer than network claims.
(3)	Amortization of intangible assets includes the following items:

Amortization of legacy Express Scripts, Inc. (“ESI”) intangible assets include amounts in both revenues and selling, general and administrative expense.

Revenue amortization is related to the customer contract with Anthem which commenced upon closing of the NextRx acquisition in 2009. Amortization of intangibles that arises in connection with consideration given to a customer by a vendor is characterized as a reduction of revenues. Intangible amortization of $34.3 million ($21.6 million net of tax) and $23.8 million ($14.9 million net of tax) is included as a reduction to revenue for the three months ended March 31, 2016 and 2015, respectively. The Company’s 10-year agreement with Anthem under which we provide pharmacy benefit management services to Anthem and its designated affiliates was previously amortized using a modified pattern of benefit method over an estimated useful life of 15 years. Beginning in March 2016, we began amortizing our agreement with Anthem over the remaining term of the contract (i.e. using a modified pattern of benefit over an estimated useful life of 10 years from the time the agreement was executed in 2009), which resulted in an additional $10.5 million of revenue amortization recognized for the three months ended March 31, 2016.

Other legacy ESI intangible amortization of $9.4 million ($5.9 million net of tax) for each of the three months ended March 31, 2016 and 2015, is included in selling, general and administrative expense.

Amortization of intangible assets related to the acquisition of Medco of $399.6 million ($251.4 million net of tax) and $399.6 million ($249.7 million net of tax) for the three months ended March 31, 2016 and 2015, is included in selling, general and administrative expense, respectively.

(4)	Transaction and integration costs include those costs directly related to the acquisition of Medco.

Costs of $54.7 million ($34.2 million net of tax) are primarily composed of integration-related activities, and are included in gross profit for the three months ended March 31, 2015.

Costs of $40.9 million ($25.5 million net of tax) are primarily composed of professional fees, integration-related activities and severance costs, and are included in selling, general and administrative expense for the three months ended March 31, 2015.

(5)	Charge related to a legal settlement of $60.0 million ($37.5 million net of tax) is included in selling, general and administrative expense for the three months ended March 31, 2015.
(6)	Debt redemption costs, which include write-off of discounts, write-off of deferred financing costs and interest accrued from February 25, 2016 to the redemption date incurred for the early redemption of senior notes, totaled $9.7 million ($6.1 million net of tax) and are included in interest expense for the three months ended March 31, 2016.
(7)	Provision for income taxes includes discrete tax benefits of $19.7 million and discerete tax charges of $2.3 million for the three months ended March 31, 2016 and 2015, respectively. The 2016 net discrete tax benefits and 2015 net discrete tax charges relate primarily to changes in unrecognized tax benefits.